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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in this Registration Statement on Form S-1 of our reports relating to the consolidated financial statements and financial statement schedules of Safety Holdings, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings "Experts", "Summary Historical Financial Data" and "Selected Historical Financial Data" in such Registration Statement. Our reports indicate that we will be in a position to render them when the transactions referred to in Note 2 to the consolidated financial statements have been consummated.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, MA
April 26, 2002